UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2003

Stericycle, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21229	36-3640402
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

28161 North Keith Drive
Lake Forest, Illinois    60045
(Address of principal executive offices including zip code)

(847) 367-5910
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

This Form 8-K/A is filed to correct the Form 8-K that we filed earlier today. The earlier Form 8-K was filed as a result of a clerical error.

Item 7.  Financial Statements and Exhibits.
Exhibit Number	Description
Exhibit 99.1	Press Release dated May 1, 2003.

Item 9. Regulation FD Disclosure.

 The information included in the Item is intended to be included under Item 12-- Disclosure of Results of Operations and Financial Condition, and is included in this Item pursuant to SEC Release No. 33-8216.

On May 1, 2003 Stericycle, Inc. issued a press release announcing its financial results for the quarter ended March 31, 2003. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated by reference.

The press release and accompanying balance sheet refer to Stericycle's total debt to capitalizaton percentage ratio. The total debt to capitalization percentage ratio is calculated by dividing total debt (numerator) by the sum of total debt, preferred stock, and shareholders' equity (denominator). We consider this leverage ratio to be a good indicator of the strength of a company's balance sheet and its ability to service its debt. Total debt to capitalization percentage is not a measure in accordance with accounting principles generally accepted in the United States. The ratio should not be considered as an alternative to net income, as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity.

The income statement accompanying the press release shows EBITDA for the first quarter. EBITDA is calculated as the sum of net income, plus net interest expense, income tax expense, depreciation expense and amortization expense. We consider EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business. EBITDA is not calculated in the same way by all companies and therefore may not be comparable to similarly titled measures reported by other companies. EBITDA is not a measure in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered as an alternative to net income, as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. The funds depicted by this measure may not be available for management's discretionary use due to legal or functional requirements, debt service, other commitments and uncertainties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

Stericycle, Inc.

By:	/s/ Frank J.M. ten Brink

Frank J.M. ten Brink
Executive Vice President and Chief Financial Officer

Dated: May 1, 2003

EXHIBIT INDEX
Exhibit Number	Description
Exhibit 99.1	Press Release dated May 1, 2003.